Exhibit 10.7

THIRD AMENDED AND RESTATED OPERATING AGREEMENT

OF

AMERICAN WEST POTASH, LLC

A DELAWARE LIMITED LIABILITY COMPANY

THIS THIRD AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) is dated as of January 21, 2011 (the “Effective Date”) by and among AMERICAN WEST POTASH, LLC, a Delaware limited liability company (the “Company”), and the Persons listed on Exhibit A attached hereto and made a part hereof (such Persons hereinafter sometimes referred to collectively as the “Members” and individually as a “Member”).

WHEREAS, the Company was formed on September 29, 2010, was originally operated pursuant to an operating agreement dated as of September 29, 2010, and prior to the date hereof the sole Member of the Company was The Karlsson Group, Inc. and the sole Manager of the Company was Michael Stone; and

WHEREAS, the Company added Prospect Global Resources, Inc. as an additional Member and the Members entered into an Amended and Restated Operating Agreement dated as of December 10, 2010 and a Second Amended and Restated Operating Agreement dated as of December 24, 2010 (the “Prior Agreement”);

WHEREAS, the Members wish to amend and restate the Prior Agreement and to set forth the respective rights and adjusted considerations of the Members.

NOW, THEREFORE, pursuant to the Act, the Prior Agreement is amended and restated as follows:

ARTICLE I
DEFINITIONS

1.01  Definitions.  The following terms used in this Agreement have the following meanings (unless expressly provided herein);

(a)  “Adjusted Capital Account” means, with respect to each Member, the Capital Account balance of such Member, as adjusted in accordance with Section 6.01, after giving effect to the following adjustments:  (i) credit to such Capital Account the sum of (A) any amounts which such Member is obligated to restore pursuant to any provision of this Agreement, plus (B) an amount equal to such Member’s share of Partnership Minimum Gain as determined under the Code and Regulations and such Member’s share of Partner Nonrecourse Debt Minimum Gain, plus (C) any amounts which such Member is deemed to be obligated to restore; and (ii) debit to such Capital Account the items identified in the Code and Regulations.  The foregoing definition is intended to comply with the applicable provisions of the Code and Regulations, to the extent not already provided for in Section 6.01.

(b)  “Affiliate” means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Member, or with another designated Person, as the context may require.

(c)   “Certificate of Formation” means the Certificate of Formation of the Company, as filed with the Secretary of State of Delaware as the same may be amended from time to time.

(d)  “Annual Tax Liability Amount” is defined in Section 7.02.

(e)  “Asset Value” with respect to any Company asset means:

(i)  The fair market value of an asset at the time it is contributed to the Company by any Member, as set forth next to such Member’s name on Exhibit “A”;

(ii)  The fair market value of a Company asset upon the happening of any of the following events: (A) the admission of a Member to, or the increase of an Interest of an existing Member in, the Company in exchange for a Capital Contribution; (B) the distribution by the Company to a Member of an asset as consideration for an Interest in the Company; or (C) the liquidation of the Company under Regulation Section 1.704-1(b)(2)(ii)(g); provided however, that the adjustments in subsections (A), (B) and (C) shall be made only by a Supermajority Managers Vote that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)  The fair market value of a Company asset, as increased or decreased to reflect any adjustments to the adjusted basis of such asset pursuant to Code Section 734 or 743, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(m); provided however, that the adjustments in this subsection (iii) shall be made only if the Managers determine that such adjustments are necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iii); or

(iv)  The Basis of the asset in all other circumstances.

(f)  “Bankruptcy” with respect to the Company or any Member means any one of:

(i)  Filing a voluntary petition in bankruptcy or for reorganization or for adoption of an arrangement under the Bankruptcy Code;

(ii)  Making a general assignment for the benefit of creditors;

(iii)  The appointment by a court of a receiver for all or a portion of the property of the Company or such Member, as appropriate;

(iv)  The entry of an order for relief in the case of any involuntary petition in bankruptcy; or

(v)  The assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of the Company’s or such Member’s property, as appropriate.

(g)  “Basis” with respect to an asset means the adjusted basis from time to time of such asset for federal income tax purposes.

(h)  “Bridge Loan” means the loan made pursuant to the Secured Credit Agreement dated November 2, 2010 between Prospect Global and Karlsson.

(i)  “Capital Account” means a capital account maintained for each Member in accordance with the Code and Treasury Regulations as set forth in Section 6.01.

(j)  “Capital Contribution” means any contribution to the capital of the Company in cash or property by a Member whenever made.

(k)   “Cash Expenditures” means all disbursements of cash during the applicable period (other than in connection with the sale or transfer of the Land), including without limitation, cash expenditures for operating expenses, debt service expense, but excluding payments and distributions to be made pursuant to Articles VII and XV of this Agreement.

(l)  “Cash Flow” means the Operating Cash Flow and Sales or Refinancing Cash Flow for any given period.

(m)  “Cash Receipts” means all cash receipts of the Company from whatever source (other than Capital Contributions and other than in connection with the sale or transfer or refinancing of the Land), including without limitation, operating income, and interest or investment earnings on the reserves and assets of the Company.

(n)   “Cash Reserves” means, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Managers for working capital and to pay taxes, insurance, debt service or other estimated accrued expenses, liabilities, contingencies or costs incident to the ownership or operation of the Company’s business.   The Managers shall release funds from Cash Reserves upon a determination that such reserves are no longer required.

(o)   “Class A Member” means Member owning Class A Units.

(p)  “Class B Member” means Member owning Class B Units.

(q)  “Class C Member” means Member owning Class C Units.

(r)  “Class A Units” means a membership interest in the Company consisting of Class A Units held by a Member.

(s)  “Class B Units” means a membership interest in the Company consisting of Class B Units held by a Member.

(t)  “Class C Units” means a membership interest in the Company consisting of Class C Units held by a Member.

(u)  “Code” means the Internal Revenue Code of 1986, as amended.

(v)  “Delaware Act” means the Delaware Limited Liability Company Act.

(w)   “Effective Date” has the meaning given such term in the Preambles.

(x)  “Fiscal Year” means the taxable year of the Company for federal income tax purposes as determined by Code and Regulations.

(y)  “Karlsson” means The Karlsson Group, Inc., an Arizona corporation.

(z)   “Land” means, the surface leases and mineral rights located in the Holbrook Basin and as more fully described in Exhibit B attached hereto.

(aa)  “Management Services Agreement” means the Budget and Limits of Authority dated the date hereof between the Company and Prospect Global and set forth as Exhibit D, attached hereto.

(bb)   “Manager” means each of the persons designated as a Manager pursuant to Section 9.02.  References to a Manager in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.

(cc)  “Milestone” means receipt by the Company of an NI 43-101 report (or successor form) within 15 months of the Effective Date.

(dd)   “Net Profit” and “Net Loss” for any Fiscal Year or other period means an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) and the Regulations thereunder with the following adjustments:

(i)  All items of income, gain, loss and deduction of the Company required to be stated separately shall be included in taxable income or loss;

(ii)  Income of the Company exempt from federal income tax shall be treated as taxable income;

(iii)  Expenditures of the Company described in Code Section 705(a)(2)(B) or treated as such expenditures under Regulation Section 1.704-1(b)(2)(iv)(i) shall be subtracted from taxable income;

(iv)  The difference between Basis and Asset Value shall be treated as gain or loss upon the happening of any event described in Section 1.01(f), (ii) or (iii);

(v)  Gain or loss resulting from the disposition of Property from which gain or loss is recognized for federal income tax purposes shall be determined with reference to the Asset Value of such Property;

(vi)  Depreciation shall be determined based upon Asset Value instead of as determined for federal income tax purposes; and

(vii)  Items which are specially allocated under this Agreement shall not be taken into account.

(ee)“Operating Cash Flow” means with respect to any given period the excess, if any, of Cash Receipts for such period over Cash Expenditures and Cash Reserves for such period.

(ff)  “Partnership Minimum Gain” has the same meaning as the term set forth in Regulations Section 1.704-2(b)(2) and (d).

(gg)  “Partner Nonrecourse Debt” has the same meaning as set forth in Regulations Section 1.704-2(b)(4).

(hh)  “Partner Nonrecourse Debt Minimum Gain” has the same meaning as set forth in Regulations Section 1.704-2(i)(2) and shall be determined in the manner set forth in Regulations Section 1.704-2(i)(3).

(ii)  “Person” means any individual, partnership, firm, limited liability company, corporation, trust, association or other legal entity.

(jj)  “Property” means all real and personal property, tangible and intangible, owned by the Company.

(kk)  “Prospect Global” means Prospect Global Resources, Inc., a Delaware corporation.

(ll)“Sales or Refinancing Cash Flow” means, for any given period, the proceeds received from the Company from the sale or other disposition of all or substantially all of the Land, whether in whole or in a series of transactions (including payments of principal and interest on obligations received by the Company in connection with such sale or other disposition), or from financing or refinancing of the Land, in excess of (i) amounts necessary to discharge Company obligations with respect to the Land; (ii) all principal payments and interest payments on indebtedness of the Company and all other sums paid to lenders; (iii) all cash expenditures incurred incident to such transaction; and (iv) Cash Reserves.

(mm)   “Second Cash Contribution” has the meaning set forth in Section 5.02 hereof.

(nn)  “Supermajority Managers Vote” means the affirmative vote of at least 80% of the Managers.

(oo)  "Third Cash Contribution" has the meaning set forth in Section 5.03 hereof.

(pp)  “Treasury Regulations” shall include temporary and final regulations promulgated under the Code as from time to time in effect.

(qq)  “Undistributed Capital Contributions” means, as of any date of its calculation, the excess of the aggregate Capital Contributions of a Member at that time over the aggregate amounts previously distributed (under Section 7.01(a)(1) and 15.01(b)(iii)) to that Member.

(rr)   “Units” means, collectively, Class A Units, Class B Units and Class C Units and any future series of Units approved by the Managers.

ARTICLE II
FORMATION OF COMPANY

2.01  Formation.  On September 29, 2010, the Company was formed by delivering Certificate of Formation to the Delaware Secretary of State in accordance with and pursuant to the Delaware Act.

2.02  Name.  The name of the Company is American West Potash, LLC.

2.03  Principal Place of Business.  The principal place of business of the Company shall be 600 17th Street, Suite 2800 South, Denver, Colorado 80202.  The Company may locate its places of business and registered office at any other place or places as the Members may from time to time deem advisable.

2.04  Registered Office and Registered Agent.  The Company’s initial registered office shall be 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the registered agent of the Company for service of process at such address is The Corporation Trust Company (or such other registered office and registered agent as the Managers may from time to time select).

2.05  Articles of Organization.  The Certificate of Formation are hereby adopted and incorporated by reference in this Agreement.  In the event of any inconsistency between the Articles of Organization and this Agreement, the terms of the Articles of Organization shall govern.

2.06  Effective Date and Term.  This Agreement shall be effective as of the Effective Date, and the term of the Company shall be perpetual, unless earlier dissolved and terminated (and not reconstituted by at least a majority in interest of the remaining Members) pursuant to the  Delaware Act or any provision of this Agreement.

ARTICLE III
BUSINESS OF COMPANY

3.01  Permitted Businesses.  The business of the Company shall be:

(a)  To accomplish any lawful business whatsoever, or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets;

(b)  To exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the Delaware Act; and

(c)  To engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

ARTICLE IV
NAMES, ADDRESSES AND UNIT OWNERSHIP OF MEMBERS

4.01 Names, Addresses, Capital Contributions and Unit Ownership of Members.  The names, addresses, Capital Contributions and Unit Ownership of the Members of the Company are set forth in Exhibit A.

ARTICLE V
CONTRIBUTIONS TO THE COMPANY, CAPITAL ACCOUNTS AND UNITS

5.01  Initial Capital Contributions.   The Members have contributed and/or shall contribute the property and funds as more specifically set forth in Section 5.01(a) and 5.01(b) (“Initial Capital Contributions”).

(a)  Karlsson.  Karlsson has delivered to the Company all applications for the transfer of state exploration permits with the appropriate regulatory bodies as well as all documents for transfer of ownership of the Land as described in Exhibit B attached hereto which have been approved by the Company and Prospect Global, free and clear of all encumbrances, except those matters of record as of the date of conveyance.  For such Capital Contribution, Karlsson has received 11,000,000 Class B Units and Capital Account credits in the aggregate amount equal to $11,000,000, equal to the agreed upon fair market value of the Land.    Karlsson will be responsible for real estate taxes, utility expenses and any other obligation with respect to the Land that accrued prior to the Effective Date.

(b) Prospect Global.  Prospect Global has contributed an amount equal to the outstanding amount of the Bridge Loan, including all accrued interest and any other obligations of Karlsson thereunder ($92,112) and an additional $400,000 in cash (together, the “First Installment” of Prospect Global’s “Initial Capital Contribution”) to the Company.  The Bridge Loan is deemed repaid and all documents between Prospect Global and Karlsson concerning the Bridge Loan, including, but not limited to, the Promissory Note and security agreements, are hereby deemed to be terminated as of the date hereof and all documents to reflect said termination are being concurrently executed and recorded.  Prospect Global has received (i) one Class A Unit for each $1.00 of the First Installment and (ii) Capital Account credits in an amount equal to the First Installment.  Prospect Global shall make additional capital contributions on or before March 1, 2011 to complete its Initial Capital Contribution of $2,200,000, and its Capital Account will be increased correspondingly and it shall receive one Class A Unit for each $1.00 of additional capital contributed; provided, that if Prospect Global contributes an amount which results in a total Initial Capital Contribution of $2,200,000 by Prospect Global on or before March 1, 2011 it shall receive additional Class A Units so that it holds an aggregate of 11,000,000 Class A Units.  No part of the Initial Capital Contribution may be used to purchase land and/or mineral rights which in the aggregate totals greater than $50,000.  If Prospect Global does not timely deliver the balance amount of the Initial Capital Contribution, Prospect Global shall forfeit its right to Class A Units in excess of that amount which equals one Class A Unit for each $1.00 of capital contributed. (See Section 5.04).

5.02  Second Cash Contribution.  Provided that Prospect Global’s Initial Capital Contribution has been timely made, Prospect Global shall contribute an additional $1,000,000 (the “Second Cash Contribution”) on or prior to May 1, 2011 and its Capital Account will be increased correspondingly but it shall not receive any additional Units.  No part of Prospect Global’s Second Cash Contribution may be used to purchase land and/or mineral rights which in the aggregate totals greater than $50,000. If Prospect Global does not timely deliver the full amount of Prospect Global’s Second Cash Contribution, Prospect Global shall forfeit Class A Units in the amount of 9,058,827 units less 1.0256 units multiplied by each dollar of the Second Cash Contribution actually delivered. (See Section 5.04).

5.03  Third Cash Contribution.  If each of Prospect Global’s Initial Capital Contribution and Second Cash Contribution is timely made, Prospect Global may, at its sole election, contribute up to an additional $7,800,000 (the “Third Cash Contribution”) and its Capital Account will be increased correspondingly but it shall not receive any additional Units.  Prior to the Company’s reaching the Milestone, Prospect Global shall have the exclusive right, but not the obligation, to make capital contributions for any purpose requested by a Supermajority Managers Vote within 60 days of such request, including the purchase of land and/or mineral rights for more than $50,000, and such capital contributions shall be considered part of the Third Cash Contribution.  Prospect Global shall have 90 days from the date the Company notifies Prospect Global that the Milestone has been achieved or that the Managers by Supermajority Vote have determined that the Milestone will not be achieved to contribute the remainder of the Third Cash Contribution.  If Prospect Global does not timely deliver the full amount of Prospect Global’s Third Cash Contribution following such notice, Prospect Global shall forfeit Class A Units at a rate equal to 1.0256 Units for each dollar of the Third Cash Contribution that was not contributed. (See Section 5.04).

5.04  Additional Capital Contributions; Incomplete Capital Contributions; Cure Period. No Member is obligated to make any Capital Contributions after those referred to in Sections 5.01 and 5.02.  In the event that any of the Capital Contributions specified in Sections 5.01(b), 5.02 or 5.03 are not made in the full amount (a "Payment Shortfall"), and by the date, specified therein, the following procedures and provisions shall apply: (a) Karlsson may then make written demand on Prospect Global to cure such failure within ten days of said demand, with citation to the Section and Capital Contribution involved; and (b) if Prospect Global then fails to timely cure said failure as demanded, Karlsson in its sole and exclusive discretion may by written notice to Prospect Global declare a Payment Shortfall by Prospect Global under the Section referenced in the demand (“Notice of Payment Shortfall”), at which time: (i) Prospect Global shall forfeit Class A Units as specified in the involved Section; (ii) Prospect Global shall forfeit any right to make further Capital Contributions under the involved Section or in any succeeding Section; (iii) the Company may seek additional Capital Contributions from any other Persons; and (iv) a New Manager Designation will be immediately implemented as specified in Section 9.02, at which time the new Managers will immediately assume full management authority.  Once Karlsson invokes the forfeiture provisions under Section 5.04(b) by sending the Notice of Payment Shortfall, under no circumstances shall Prospect Global thereafter be obligated to cure any Payment Shortfall by funding the related Capital Contribution unless the forfeiture does not occur.

5.05  Employee Equity.  The Members acknowledge that the Managers intend to implement an employee equity plan that will result in the issuance of Class C Units.

5.06  Return of Capital.  Except as herein provided with respect to distributions during the term of the Company or following dissolution, no Member has the right to demand a return of such Member’s Capital Contributions (or the balance of such Member’s Capital Account).  Further, no Member has the right (i) to demand and receive any distribution from the Company in any form other than cash, or (ii) to bring an action of partition against the Company or its property.  No Manager shall have personal liability for the repayment of the capital contributed by Members.  Except as herein provided, no Member shall be entitled to or shall receive interest on such Member’s Capital Contribution.  No Member is obligated to accept any distribution from the Company except as expressly provided herein or under the Delaware Act.  No Member shall have any priority over any other Member with respect to the return of any Capital Contribution, except as expressly provided herein.

5.07  No Third Party Beneficiaries.  The provisions of this Article V are not intended to be for the benefit of and shall not confer any rights on any creditor or other Person (other than a member in such Member’s capacity as a Member) to whom any debts, liabilities or obligations are owed by the Company or any of the members.

ARTICLE VI
CAPITAL ACCOUNTS/ALLOCATIONS

6.01  Capital Accounts.  A separate Capital Account will be maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv) and this Section 6.01.  Consistent therewith, the Capital Account of each Member will be determined and adjusted as follows:

(a)  Each Member’s Capital Account will be credited with:

(i)  Any contributions of cash made by such Member to the capital of the Company plus the Asset Value of any property (other than money) contributed to the Company with respect to the interest held by such Member (net of any liabilities to which such property is subject or which are assumed by the Company);

(ii)  The Member’s distributive share of Net Profit and items of income or gain that are specially allocated to such Member under Article VI;

(iii)  The amount of any Company liabilities assumed by such Member with the approval of a Supermajority Managers Vote or that are secured by any property distributed to such Member; and

(iv)  Any other increases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

(b)  Each Member’s Capital Account will be debited with:

(i)  Any distributions of cash made from the Company to such Member plus the Asset Value of any property distributed in kind to such Member in accordance with this Agreement (net of any liabilities to which such property is subject or which are assumed by such Member);

(ii)  The Member’s distributive share of Net Loss and any items of expenses or losses that are specially allocated to such Member under Article VI;

(iii)  The amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company; and

(iv)  Any other decreases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

(c)  The Managers by a Supermajority Managers Vote may adjust the Capital Accounts to reflect a revaluation of Property as follows:

(i)  Such adjustment may only be upon the occurrence of any of the following events:

(A)  a contribution of cash or other property by a new or existing Member as consideration for the issuance of Unit(s) in excess of the Third Cash Contribution;

(B)  the distribution of cash or other Property by the Company to a Member as consideration for the repurchase or redemption of Unit(s) from a retiring or continuing Member; or

(C)  any other events described in Treas. Reg. Section 1.704-1(b)(2)(iv)(f).

(ii)  Any adjustment pursuant to Section 6.01(c)(i) shall be based on the Asset Value of such Property on the date of adjustment, and shall reflect the manner in which the unrealized income, gain, loss or deduction inherent in such Property, not previously reflected in Capital Accounts, would be allocated among the Members if there were a taxable disposition of such Property for fair market value on that date.

(iii)  If the book value of such Property differs from the adjusted tax basis of such Property, the Capital Accounts shall be adjusted in accordance with Treas. Reg. Section 1.704-1 (b)(2)(iv)(g) for allocations of income, gain, loss, and deduction (including depreciation, depletion, amortization or other cost recovery) as computed for book purposes rather than tax purposes, with respect to such property.

(iv) The Member’s distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such Property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Code Section 704(c).

(v)  If there is any basis adjustment pursuant to an election under Code Section 754, the Capital Accounts shall be adjusted to the extent required by Treas. Reg. Section 1.704-1 (b)(2)(iv)(m).

(vi) In determining the amount of any liability with respect to contributions of property to the Company in connection with the maintenance and adjustment of Capital Accounts, Code Section 752(c) and the Treasury Regulations thereunder, and any other applicable provisions of the Code and the Treasury Regulations, shall be taken into account.

(d)  The Managers are authorized to make any other adjustments to the Capital Accounts so that the Capital Accounts and allocations thereto comply with Treasury Regulation Section 1.704-1(b)(2)(iv).

6.02  Allocation of Net Profits and Net Losses. After giving effect to the special allocations set forth in Sections 6.03 and 6.04, the Net Profits and Net Losses and, to the extent necessary, individual items of income, gain, loss or deduction of the Company, for any Fiscal Year (or portion thereof) shall be allocated among the Members as follows in a manner such that the Adjusted Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Section 7.01(a) or Section 15.01(b)(iii), as applicable, if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their "book" value (for purposes of Treasury Regulations Section 1.704-1(b)(2)(iv)), all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the fair market value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 7.01(a) or Section 15.01(b)(iii), as applicable, to the Members immediately after making such allocation, minus (ii) such Member's share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.  Notwithstanding the foregoing, it is the intention of the Members that the allocations pursuant to this Section 6.02 be made in such manner as will comply with the “economic effect equivalence” requirement set forth in Regulations section 1.704-1(b)(2)(ii)(i), and the Managers may make such allocations as they deem reasonably necessary to give economic effect to the provisions of this Agreement taking into account such facts and circumstances as the Managers deem reasonably necessary for this purpose.

6.03  Negative Capital Accounts.  No Member shall, at any time, have any liability or obligation to restore all or any portion of a negative balance or deficit in his, her or its Adjusted Capital Account.  Except as otherwise provided herein, no allocation of Net Loss or deduction shall be made to a Member if such allocation would cause at the end of any Fiscal Year a deficit in such Member's Adjusted Capital Account.  Any such Net Loss or deduction not allocated to a Member by reason of this Section 6.03 shall be allocated pro-rata to each other Member, if and to the extent that such allocation shall not create a deficit in such other Member's Adjusted Capital Account in accordance with the positive balance in such Members’ respective Adjusted Capital Accounts, so as to allocate the maximum permissible Net Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

6.04  Special Provisions.

(a)  Minimum Gain Chargeback.  Notwithstanding any other provision of this Article VI, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, then each Member shall be allocated such amount of income and gain for such year (and subsequent years, if necessary) determined under and in the manner required by the Code and Treasury Regulations.

(b)  Partner Nonrecourse Debt Minimum Gain Chargeback.  Notwithstanding any other provision of this Article VI except Section 6.04(a), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, any Member who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, shall be allocated such amount of income and gain for such year.

(c)  Qualified Income Offset.  If a Member unexpectedly receives any adjustment, allocation or distribution which causes a deficit or increases the deficit in the Member’s Adjusted Capital Account at the end of the Fiscal Year (or portion thereof), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account deficit of such Member as quickly as possible, provided that an allocation pursuant to this subsection shall be made only if and to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in Section 6.02 and this Section 6.04 of this Agreement tentatively have been made as if this subsection (c) were not in this Agreement.  It is the intention of the Members that this Section 6.04 be treated as a “qualified income offset” within the meaning of Treas. Reg. Section 1.704-1(b)(2)(ii)(d).

(d)  Gross Income Allocation.  If any Member has an Adjusted Capital Account deficit at the end of any Fiscal Year, each such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this paragraph shall be made only if and to the extent that such Member would have an Adjusted Capital Account deficit in excess of such sum after all other allocations provided in this Section have been made as if this paragraph and the “Qualified Income Offset” subsection (c) above were not in the Agreement.

(e)  Nonrecourse Deductions.  Except as otherwise provided herein, nonrecourse deductions for any Fiscal Year shall be allocated among the Members in proportion to their Adjusted Capital Accounts.

(f)  Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deductions shall be allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which it is attributable.

(g)  Code Adjustment.  To the extent that an adjustment to the Basis of any asset pursuant to code and Treasury Regulations is required to be taken into account in determining Capital Accounts, the adjustment shall be treated (if an increase) as an item of gain or (if a decrease) as an item of loss, and such gain or loss shall be allocated to the Members consistent with the allocations of the adjustment pursuant to such Treasury Regulation.

(h) Allocations Relating to Taxable Issuance of Units.  Any income, gain, loss or deduction realized, by the Company as a direct or indirect result of the issuance of Units by the Company (the “Issuance Items”) shall be allocated among the Members, so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

(i)  Curative Allocations.  The purpose and the intent of the special allocations provided for in subsections 6.04(a) through (h) and Section 6.03 above are intended to comply with certain requirements of the Treasury Regulations, and such special allocations are to be made so as to accomplish that result.  However, the special allocations might not be consistent with the manner in which the Members intend to divide Company distributions.  Accordingly, the Managers are hereby authorized to allocate other items of income, gain, loss, and deduction among the Members so as, to the extent possible, to prevent the special allocations from causing the manner in which Company distributions will be divided between the Members pursuant to this Agreement to be different from the division intended by the Members.  In general, the Members anticipate that this will be accomplished by specially allocating other items of Company income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of the special allocations and such other items to each Member shall be equal to the net amount that would have been allocated to each such Member if the special allocations had not been required.  In addition, the Managers shall apply the provisions of this Section 6.04 in whatever order the Managers reasonably believes will minimize any economic distortion that otherwise might result from the application of the special allocations.

(j)  Tax Allocations Regarding Contributed Property.

(i)  In accordance with Section 704(b) and (c) of the Code and Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial fair market value.  In the event the Asset Value of any Company property is adjusted pursuant to subsection (ii) of the definition of Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its book value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Managers in any manner that reasonably reflects the purpose and intention of this Agreement, as permitted by the Treasury Regulations under Code Section 704(c).  Allocations pursuant to this subsection (j) are solely for Federal, state and local income taxes and shall not affect, or in any way be taken into account in computing any Member’s Capital Account or share of Net Profits, Net Losses or other items or distributions pursuant to any provision of this Agreement.

(ii) Any Member who contributes property to the Company after the Third Cash Contribution shall provide to the Managers such information as may be required to establish: (a) the fair market value of such property at the time of contribution (except with respect to the Land, which fair market value has already been established and is set forth on Exhibit “A” next to Karlsson under “Capital Contribution”); (b) such Member’s tax basis in such property at the time of contribution, and (c) the amount of any debt, encumbrance or other liabilities which such property remains subject to at the time of contribution.

6.05  Mid-Year Changes in Number of Units.  If there is a change in the Adjusted Capital Account of a Member (as a result of Prospect Global’s remainder of First Capital Contribution, Second Cash Contribution, Third Cash Contribution, or any Additional Capital Contribution) or the issuance of Class C Units or the number of Units held by a Member during a Fiscal Year, each Member’s distributive share of Company items or any item thereof for such Fiscal Year shall be determined by any method prescribed by the Code or the Treasury Regulations that takes into account the varying Member’s ownership interest in the Company during such Fiscal Year.  Notwithstanding the foregoing, no new Member shall be entitled to any retroactive allocation or distribution of Net Profits or Net Losses or other allocable or distributable items incurred by the Company. The Managers may, in their sole discretion, at the time a new Member obtains transferred Units, close the Company books (as though the Fiscal Year had ended) or make pro rata allocations or distributions of such items to such new Member for that portion of the Fiscal Year in which it holds such Units, in accordance with Code Section 706 and the Treasury Regulations promulgated thereunder. Any tax credit shall be allocated among the Members as determined at the time such tax credit is earned.

6.06  Member Tax Reporting. The Members hereby agree to report their shares of income and loss for Federal income tax purposes in accordance with the provisions of this Article VI and shall provide written notice to the Managers in advance of the respective annual tax filing deadline in the event any Member intends to take a tax position in its tax filings for such period(s) that is inconsistent with Article VI and cooperate with the Company to resolve any issue or discrepancy in a timely manner.
ARTICLE VII
DISTRIBUTIONS

7.01   Non-Liquidating Distributions.  Except as provided in Section 7.02, the Managers shall determine and make cash distributions of Cash Flow, at such times, in such amounts and in such a manner as determined by the Managers, as follows:

(a)  Distributions of Operating Cash Flow:  When distributed, Operating Cash Flow shall be distributed as follows:

(i)   First, among the Members in proportion to each Member’s Undistributed Capital Contributions until there has been distributed under this Section 7.01(a)(i) an amount equal to such Member’s Undistributed Capital Contributions; and

(ii)  Thereafter, to the Members, pro rata, based on the number of Units owned and, in the case of Prospect Global, for which a Capital Contribution has been made.

(b)  Distributions Upon Sale or Refinancing of Land: When distributed, Sales or Refinancing Cash Flow shall be distributed to the Members in accordance with Section 15.01(b)(iii).

7.02   Tax Distributions.   Notwithstanding anything to the contrary, to the extent (and without duplication) that Cash Flow for distribution is available, the Company shall make to each Member, quarterly distributions as soon as is practicable following the close of each of the first three calendar quarters of each Fiscal Year, in amounts equal to the estimated Annual Tax Liability Amount with respect to each Member relating only to such quarter (as estimated by the Managers based on the results of such quarter).  With respect to the fourth quarter of each such Fiscal Year, the Company's accountants shall compute each Member's actual Annual Tax Liability Amount and, to the extent that Cash Flow is available, shall distribute on or before the first day of the fourth month of the following Fiscal Year to each Member an amount equal to the excess (if any) of such actual Annual Tax Liability Amount over the three previous quarterly distributions with respect to such Member set forth above.  Distributions made pursuant to this Section 7.02 shall be deemed advances against all other distributions due the Members pursuant to Sections 7.01 and 15.01.  The "Annual Tax Liability Amount" means, with respect to each Fiscal Year, minimum aggregate distributions an amount equal to the excess, if any, of (i) the estimated hypothetical combined federal and state tax liability of a Member attributable to its allocable share of Net Profits for the immediately preceding fiscal year, assuming that the Member is taxable at the highest federal and state and local income tax rates applicable to such Member as if such Member is a resident of Los Angeles County, California, but taking into account the income tax character of such Net Profits over (ii) the total amount of cash distributions to such Member during the immediately preceding fiscal year (exclusive of advances under this Section 7.02)  (other than income, if any, attributable to a disguised sale under Section 707 of the Code, or income attributable to an adjustment under Section 704(c) of the Code).  If the amount referenced in the foregoing sentence is negative, the Annual Tax Liability Amount shall be $0 for such Fiscal Year.  The determination of a Member’s taxable income for the current Fiscal Year shall be reduced by any cumulative taxable loss previously allocated to each Member (including Net Losses allocated to a predecessor of a Member) in prior Fiscal Years which has not been offset by subsequent allocations of taxable income.

7.03   Division Among Members.  If there is a change in the number of Units held by a Member in the Company during a Fiscal Year, any distributions thereafter shall be made so as to take into account the varying number of Units during the period to which the distribution relates in any manner chosen by the Managers that is provided in the Code and Treasury Regulations.

7.04   Withholding Taxes.  The Company may withhold taxes from any distribution to any Member at the highest combined marginal Federal, state and local income tax rate applicable to individuals, to the extent required by the Code or any other applicable law.  For purposes of this Agreement, any taxes so withheld by the Company with respect to any amount distributed by the Company to any Member shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable to such Member hereunder.

ARTICLE VIII
BOOKS, RECORDS, AND ACCOUNTING

8.01  Books and Records.  The Managers shall cause to be maintained at the Company’s place of business books of account that accurately record all items of income and expenditure relating to the business of the Company and that accurately and completely disclose the results of the operations of the Company.  Such books of account shall be maintained according to generally accepted accounting principles consistently applied, and on the basis of the Fiscal Year.  Each Member shall have the right to inspect, copy and audit the Company’s books and records at any time during normal business hours.

8.02  Reports.  Within 20 days after the end of each month of the Fiscal Year, the Managers shall furnish to each Member a copy of the income statement and the balance sheet of the Company for such month. Within 90 days after the close of each Fiscal Year, the Managers shall furnish to each Member a copy of the income and loss statement and of the balance sheet of the Company for such Fiscal Year, and a statement disclosing all allocations of income, gain, loss, or deduction, items thereof among the members and distributions made by the Company to the Members during such year.

8.03  Tax Returns.  The Managers shall cause independent certified public accountants of the Company to prepare and timely file all income tax and other tax returns of the Company.

8.04  Tax Elections; Special Basis Adjustment.

(a)  The Managers shall, in their discretion, make any and all elections for federal, state and local tax purposes, including, without limitation, any election permitted by applicable law to adjust the basis of Company property pursuant to Code Sections 754, 734(b), and 743(b) and the Regulations thereunder, or comparable provisions of state or local law in connection with Transfers of Units or distributions of assets of the Company..  No Officer or Manager shall elect to have the Company treated as an association taxable as a corporation for federal or state tax purposes without a Supermajority Managers Vote.

(b)  At the request of either the transferor or transferee in connection with a transfer of Units in the Company approved by the Members pursuant to Article 14 of this Agreement, the Managers shall cause the Company to make the election set forth in Section 754 of the Code and the Regulations thereunder and maintain a record of the adjustments to Basis of Property resulting from that election.  The transferee shall pay all costs incurred by the Company in connection with the making of such election and the maintenance of such records.

8.05  Tax Matters Partner.

(a)  Prospect Global is hereby designated the Tax Matters Partner (as defined in the Code and Regulations) on behalf of the Company.

(b)  Without the unanimous consent of the Members, the Tax Matters Partner shall have no right to (i) extend the statute of limitations for assessing or computing any tax liability against the Company or the amount of any Company tax item, or (ii) take any position which would result in liability to any Member (or a readjustment under subsection (c) below) without giving such affected Member prior written notice of such position and the opportunity to take a contrary position on its own income tax return.

(c)  If the Tax Matters Partner elects to file a petition for readjustment of any Company tax item, such petition shall be filed in the United States Tax court unless the Members unanimously agree otherwise.

(d)  Any reasonable costs incurred by the Tax Matters Partner for retaining accountants or lawyers on behalf of the Company in connection with any Internal Revenue Service audit of the Company shall be an expense of the Company.  Any accountants or lawyers retained by the Company in connection with any Internal Revenue Service audit of the Company shall be selected by the Tax Matters Partner.

8.06  Bank Accounts.  The Managers shall establish and maintain one or more separate accounts in the name of the Company in one or more federally insured banking institutions of its choosing into which shall be deposited all funds of the Company and from which all Company expenditures and other disbursements shall be made.  In no event shall Managers commingle any funds of the Company with other funds or accounts of Managers.

ARTICLE IX
MANAGEMENT

9.01  Management.  The business and affairs of the Company shall be managed by the designated Managers, who shall serve as such without compensation but shall be entitled to receive reimbursement for reasonable out-of-pocket expenses; provided, that any manager not designated by Prospect Global or Karlsson may be compensated as approved by the Managers.  The Managers shall direct, manage and control the business of the Company to the best of their ability and shall have full and complete authority, power and discretion to make any and all decisions and to do any and all things which the Managers shall deem to be reasonably required in light of the Company’s business and objectives.

9.02  Number, Tenure and Qualifications.  The number of Managers shall be five.  Two of the Managers shall be designated by Karlsson (who shall initially be Jonathan Spanier and Michael Stone), two of the Managers shall be designated by Prospect Global (who shall initially be Patrick Avery and Chad Brownstein) and the fifth shall be a Person mutually selected by Karlsson and Prospect Global who is unaffiliated with either Karlsson or Prospect Global; provided, that if Prospect Global does not timely contribute the full amount of either the Initial Capital Contribution, the Second Cash Contribution or the Third Cash Contribution after the cure period (see Section 5.04), thereafter four of the Managers shall be designated by Karlsson and one of the Managers shall be designated by Prospect Global (“New Manager Designation”).  Except as set forth in the prior sentence, (a) the number of Managers may be changed from time to time by the affirmative vote of Members holding 100% of the Class A and Class B Units (with appropriate changes to the designation provisions hereof), but in no instance shall there be less than one Manager; and (b) each Manager shall hold office until the earlier of his replacement by the designating Member or resignation pursuant to Section 9.07.  The affirmative vote of a majority of the Managers shall be the act of the Managers unless a different vote requirement exists for a particular act.  A Manager need not be a resident of the State of Delaware or a Member of the Company.

9.03  Certain Powers of Managers.  Subject to any provisions of this Agreement which require the consent or approval of one or more Members and any other limitations contained in this Agreement, the Managers shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto.  To the fullest extent permitted by Delaware law, but subject to any specific provisions hereof granting rights to Members and any other limitations contained in this Agreement, the Managers shall have the power to do any and all acts, statutory or otherwise, with respect to the Company or this Agreement, which would otherwise be possessed by the Members under the laws of the State of Delaware.  Subject to any provisions of this Agreement which require the consent or approval of one or more Members and any other limitations contained in this Agreement, the power and authority granted to the Managers hereunder shall include all those necessary or convenient for the furtherance of the purposes of the Company and shall include the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company.   Other than Prospect Global or Karlsson, no Member or its Affiliates shall disclose confidential or proprietary information of the Company, its assets and business, or that of any other Member or its respective assets or businesses, to any non-Affiliated third party without the prior written consent of the Managers (which shall not unreasonably be withheld), unless such disclosure is required under applicable law or by regulatory authorities.

9.04  Supermajority Managers Vote.  Notwithstanding anything herein to the contrary, the consent of a Supermajority Managers Vote shall be required in the following instances:

(i) to amend or cancel the Certificate;

(ii) to approve the sale, exchange, lease, mortgage, pledge or other transfer of any asset of the Company at below fair market value, except in the ordinary course of business;

(iii) to approve a merger or consolidation of the Company with or into another Person or entity or the acquisition by the Company of any other Person or entity, if such transaction involves a change in control of the Company;

(iv) entering into any loan agreement, mortgage, note, bond, indemnity, security agreement, escrow, bank letter of credit or other evidence of indebtedness which may be required or appropriate in connection with debt incurred by the Company;

(v) making loans or advances to non-Affiliated persons (excluding all Members);

(vi) acquiring by purchase, lease or otherwise, any real or personal property (including securities of or interests in any Person), other than in the ordinary course of the Company’s business;

(vii) liquidation or dissolution in whole or in part by the Company, in compliance with Section 15.01 herein;

(viii) to admit any additional Members or issue additional Units;

(ix) Approve the commencement, responding to, participation in or settlement of all claims, suits, actions or proceedings, whether judicial, administrative or otherwise, in the name of the Company.

(x) to repurchase or otherwise acquire Units held by any Member other than pursuant to the terms of a written agreement or other arrangement with such Member requiring repurchase upon termination of his or her Membership Interest;

(xi) to enter into any transaction or contractual obligation of any kind which is necessary or desirable to the Company’s business the total consideration of which is in excess of $250,000, exclusive of any land acquisitions and outside of the Budget and the Budget and Limits of Authority set forth in Exhibit D attached hereto; or

(xii) to make any adjustments to the fair market value of a Company asset, as set forth in Section 1.01(f) above, and/or adjustments to Capital Accounts, as set forth in Section 6.01(c) above.

9.05  Liability for Certain Acts.  A Manager of the Company shall perform such Manager’s duties, including duties as a member of any committee upon which such Manager may serve, in good faith and in accordance with customary fiduciary duties and the terms and provisions of this Agreement, in a manner such Manager reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.  A Person who so performs such Person’s duties shall not have any liability by reason of being or having been a Manager of the Company.

In performing the duties of a Manager, a Manager shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by persons and groups listed in Subsections (a), (b) and (c) of this Section 9.04 unless such Manager has knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a)  one or more employees or other agents of the Company whom such Manager reasonably believes to be reliable and competent in the matters presented;

(b)  counsel, public accountants, or other persons as to matters that such Manager reasonably believes to be within such persons’ professional or expert competence; or

(c)  a committee, upon which such Manager does not serve, duly designated in accordance with the provisions of this Agreement, as to matters within its designated authority, which committee such Manager reasonably believes to merit confidence.

A Manager does not, in any way, guarantee the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company.  A Manager shall not be responsible to any Members because of a loss of their investment in the Company or a loss in the operations of the Company, unless the loss shall have been the result of such Manager not acting in good faith as provided in this Section.  A Manager shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.  A Manager shall be entitled to any other protection afforded to a Manager under the Delaware Act.

9.06  Indemnity of the Managers, Employees or Agents.

(a)  The Company shall indemnify every member, manager, officer, employee and agent in respect to the payments made and personal liabilities reasonably incurred by that member, manager, officer, employee or agent in the ordinary and proper conduct of the Company’s business or property.

(b)  The Company may purchase and maintain insurance on behalf of a person who is or was a manager, employee, officer, fiduciary or agent of the Company or who, while a manager, employee, officer, fiduciary, or agent of the Company, is or was serving at the request of the Company as manager, officer, partner, trustee, employee, fiduciary, or agent of any other foreign or domestic limited liability company or any corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against or incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Article.  Any such insurance may be procured from any insurance company designated by the Managers, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere.

(c)  Any indemnification of or advance of expenses to a Manager in accordance which this Article, if arising out of a proceeding by or on behalf of the Company, shall be reported in writing to the Members with or before the notice of the next Members’ meeting.

(d)  The indemnification set forth in this Article IX shall in no event cause the Members to incur any liability, or result in any liability of the Members to any third party, beyond those liabilities specifically enumerated in these Articles of Organization, the Delaware Act or the Agreement.

9.07  Transactions with Company or Otherwise.  Each Manager may lend money to, act as surety for, and transact other business with the Company and shall have the same rights and obligations with respect thereto as a Person who is not a Manager of the Company, except that nothing contained in this Section shall be construed to relieve a Manager from any fiduciary or other duties to the Company.

9.08  Resignation.  Any Manager of the Company may resign at any time by giving written notice to the Members of the Company.  The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

9.09  Vacancies. Except in regards to a New Manager Designation under Sections 5.04 and 9.02, any vacancy occurring for any reason in the number of Managers of the Company shall be filled by the Member who designated the previous Manager giving rise to such vacancy.

9.10  Prohibition Against Publicly Traded Partnership.  The Managers shall take all action necessary to prevent the Company from qualifying as a publicly traded partnership with the meaning of Code and Regulations, including, without limitation, limiting the number of Members to less than 500.

9.11  Officers.  (a)

(a)  The Managers by vote or resolution of the Managers shall have the power to appoint officers to act for the Company with such titles, if any, as the Managers deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Managers hereunder, including the power to execute documents on behalf of the Company, as the Managers may in their sole discretion determine; provided, however, that no such delegation by the Managers shall cause the Persons constituting the Managers to cease to be the “managers” of the Company within the meaning of the Act.  The officers so appointed may include persons holding titles such as Chief Executive Officer, President, Vice President, Chief Financial Officer, Treasurer, Secretary or Controller.  Unless the authority of the officer in question is limited in the document appointing such officer or is otherwise specified by the Managers, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority; provided, however, that without specific delegation for a specific transaction or generally, no officer shall have the power to acquire real property, to borrow money, to issue notes, debentures, securities, equity or other interests of or in the Company, to make investments in (other than the investment of surplus cash in the ordinary course of business) or to acquire securities of any Person, to give guarantees, to merge, liquidate or dissolve the Company, or to sell or lease all or any substantial portion of the assets of the Company.  The Managers, in their sole discretion, may by vote or resolution of the Board of Managers ratify any act previously taken.

(b)  The Managers hereby designate Patrick Avery as the Company’s President and Chief Executive Officer and Jonathan Bloomfield as the Company’s Chief Financial Officer, each of whom shall have the duties customarily assigned to such office.  Mr. Bloomfield shall report to Mr. Avery, and Mr. Avery shall report to the Managers.  Mr. Avery and Mr. Bloomfield will each spend as much of their working time on the Company’s affairs as required.  If the Second Cash Contribution and the Third Cash Contribution are timely made, or the Company receives adequate capital contributions from other sources or the Company is sold to a third party, Prospect Global agrees to make Mr. Avery available as President and Chief Executive Officer through January 1, 2013 at the pleasure of the Managers, provided that Mr. Avery remains an employee or consultant of Prospect Global during that time, and in the case of a sale of the Company, that he receives appropriate compensation from the Company for serving in such capacity.

9.12   Management Services.  Prospect Global shall provide at no charge day-to-day operational management of the Company as more specifically described on Exhibit D.

9.13  Initial Budget.  The Company’s initial budget for the year ending December 31, 2011 is attached hereto as Exhibit C (the “Budget”).  The Budget may be amended by the Managers. Exhibit D attached hereto sets forth more details on the Budget process and the authority granted to the Company’s President and Chief Executive Officer and Chief Financial Officer with respect to the Budget.

9.14  Public Company Acknowledgement.  The Members acknowledge that Prospect Global expects to become a public reporting company, or the subsidiary of a public reporting company, under the Securities Act of 1933 and the Securities Exchange Act of 1934, and that as a result Prospect Global will be subject to the disclosure requirements under such laws and other applicable securities laws.  Prospect Global may disclose any and all information about the Company as required by all applicable securities laws without the consent of the Managers or any other Member.

ARTICLE X
REPRESENTATIONS, WARRANTIES; COVENANTS

10.01  Each Member.  Each Member hereby represents and warrants that as of the date hereof each of the following is true and accurate:

(a)  Such Member, if other than an individual, is a duly organized entity under the laws of its state of organization and has the requisite power and authority to enter into and carry out the terms of this Agreement, and all required action has been taken to authorize such Member to execute and consummate this Agreement;

(b)  Such Member has been duly authorized to enter into this Agreement, and such Member is not a foreign person as defined under the Code and Regulations;

(c)  To the best of such Member’s knowledge, neither the execution of nor the compliance with this Agreement has resulted or will result in a default under, or will create, any encumbrance on the Property, and there is no action pending or threatened which questions the validity or enforceability of this Agreement as to such member;

(d)  The address shown on Exhibit A constitutes such Member’s principal place of business;

(e)  The Units to be acquired hereunder are being acquired by such Member for investment only and for such Member’s own account; no Person other than such Member has or shall have any beneficial interest in such Units; and such Member has no present intention of distributing, reselling or assigning such Units;

(f)  Such Member understands that the Units have not been registered under the Securities Act of 1933, as amended (“1933 Act”), or under the laws of any jurisdiction; that the Company does not intend and is under no obligation to so register such Units; that such Units may not be sold, assigned, pledged or otherwise transferred except upon delivery to the Company of an opinion of counsel satisfactory to the Managers that registration under the 1933 Act is not required for such transfer will not be in violation of the 1933 Act, applicable state securities laws or any rule or regulation promulgated thereunder; and that legends to the foregoing effect will be placed on all documents evidencing such Units.  Such Member understands that the foregoing does not limit other restrictions regarding the transfer of its Units set forth in this Agreement or in the Act;

(g)  Such Member is aware that the investment in the Company involves a high degree of risk, limited liquidity and substantial restrictions on transferability;

(h)  Such Member is able to bear the economic risk of its investment in the Company and the loss of all or substantially all of such investment;

(i)  Such Member, either itself or through its shareholders, partner or advisors, is sophisticated and experienced in investment matters, and, as a result, is in a position to evaluate the merits and risks of an investment in the Company; and

(j)  Such Member has made, and is solely responsible for making, its own independent evaluation of the economic, credit and other risks involved in its investment in the Company and its own independent decision to make such investment; such Member has been given the opportunity to ask questions of, and receive answers from, the Company with respect to the business to be conducted by the Company, the financial condition and capital of the Company and the terms and conditions of the offering of such Units; and such Member has been given the opportunity to obtain such additional information necessary to verify the accuracy of the information that was provided in order for such Member to evaluate the merits and risks of investment in the Company to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense; such Member has been furnished with a copy of the Certificate of Formation, this Agreement and any other documents that such Member has deemed necessary and requesting in connection with its evaluation of the offering of the Units.

ARTICLE XI
RIGHTS AND OBLIGATION OF MEMBERS

11.01  Limitation of Liability.  Each Member’s liability shall be limited as set forth herein and in the Act and other applicable law.

11.02  Priority and Return of Capital.  Except as specifically provided herein, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Profits, Losses or distributions; provided that this Section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

11.03  Loans by Members to Company.  With the consent of the Managers, any Member may make a loan, act as surety for, or transact other business with the Company, and, subject to other applicable laws, shall have the same rights and obligations with respect thereto as a Person who is not a Member, but no such transaction shall be deemed to constitute a Capital Contribution to the Company and shall not increase the Capital Account of any Member engaging in any such transaction.

11.04  Outside Activity.  Each Member, including but not limited to the Manager, may engage in any capacity (as owner, employee, consultant, or otherwise) in any activity, whether or not such activity competes with or is benefited by the business of the Company without being liable to the Company or the other Members for any income or profit derived from such activity.  No member shall be obligated to make available to the Company or any other Member any business opportunity of which such Member is or becomes aware.  Notwithstanding the foregoing, each Member agrees that it and each of its Affiliates will not engage in the ownership, development or management of any other potash project within the Holbrook Basin.

ARTICLE XII
MEETINGS OF MEMBERS

12.01  Meetings.  Meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Manager or by any Member.

12.02  Place of Meetings.  The Members may designate any place, either within or outside the State of Delaware, as the place of meeting for any meeting of the Members.  If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal business offices of the Company in either the State of Arizona or California.

12.03  Notice of Meetings.  Except as otherwise provided for herein, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten (10) business days before the date of the meeting, either personally, electronic mail or by mail, by or at the direction of the Managers or Person calling the meeting, to each Member entitled to vote at such meeting.

12.04  Meeting of all Members.  If all of the Members shall meet at any time and place, either within or outside of the State of Delaware, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

12.05  Quorum.  Members holding greater than 50% of the combined Class A and Class B Units, represented in person or by proxy, shall constitute a quorum at any meeting of Members.  In the absence of a quorum at any such meeting, holders of a majority of the Class A and Class B Units so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice.  However, if the adjournment is for more than 60 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.

At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.  No business may be conducted at any meeting unless a quorum is present at all times.

12.06  Manner of Acting.  If a quorum is present, the affirmative vote of Members holding greater than 50% of the combined Class A and Class B Units shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Delaware Act, by the Certificate of Formation or by this Agreement.  The Class C Units shall have no voting rights other than as required by the Delaware Act.

12.07  Participation by Electronic Means.  Any Member may participate in a meeting of the Members by means of telephone conference or similar communications equipment by which all Persons participating in the meeting can hear each other at the same time.  Such participation shall constitute presence in person at the meeting, so long as all participating Members confirm in writing all actions taken at such meeting.

12.08  Action by Members Without a Meeting.  Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Member entitled to vote and delivered to the Managers of the Company for inclusion in the minutes or for filing with the Company records.  Action taken under this Section is effective when all Members entitled to vote have signed the consent, unless the consent specified a different effective date.

The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

12.09  Waiver of Notice.  When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

ARTICLE XIII
TRANSFERABILITY

13.01  Restrictions on Transferability.  No transfer of all or any part of a Member’s Units (including the transfer of any rights to receive or share in profits, losses, income or the return of contribution) shall be effective unless permitted under this Article XIII.  No consent or approval of the Managers or the Members will be required for the transfer, sale or an assignment of a Member’s Units (a) by a Member to its Affiliate, (b) by a Member to another Member, or (c) by a Member for personal estate planning purposes, for the benefit of his or her spouse, children, parents, siblings, other family members or a family trust or other similar estate planning vehicle.

13.02  Restriction on Resignation.  Notwithstanding anything to the contrary contained herein or under the Act, no Member shall have the right to resign from the Company.  In the event a Member does resign in violation of the foregoing provision, (i) the Company shall not be obligated to pay any amounts to the Member, nor to distribute any of the Property to the Member or any interest therein, (ii) the Member shall be deemed to have forfeited any rights to legal or beneficial ownership of his Units, and (iii) the Company from the resigning Member damages for breach of this Agreement.

13.03  Right of First Refusal.

(a)  At least 30 days prior to any Member’s proposed transfer of some or all of its Units to a Member who is not an Affiliate, the transferring Member (the “Selling Member”) shall deliver to the Company and each non-transferring Member a written notice (the “Offer Notice”) specifying in reasonable detail the number of Units proposed to be transferred, the identity of the non-affiliated transferee(s), the price (which shall be payable solely in cash) and the other terms and conditions of the proposed Transfer.  The Company may elect to purchase some or all of the Member’s Units proposed to be transferred upon the terms and conditions specified in the Offer Notice by delivering to the Selling Member a written notice of such election within the 20-day period following its receipt of the Offer Notice (the “Company Election Period”).  The purchase of any such Units by the Company shall be consummated within 30 days following expiration of the Company Election Period.

(b)  In the event that the Company does not elect to purchase all of the Units described in the Offer Notice, each of the non-transferring Member(s) shall have the right during the 20-day period following expiration of the Company Election Period to elect to purchase their pro rata share of the remaining Units proposed to be transferred by delivering written notice of such election to the Selling Member during such period (the “Member Election Period”).  Each electing Member’s pro rata share shall be determined based on the number of Units held by each such Member.  The purchase of such Units by the non-transferring Members shall be consummated within 30 days following expiration of the Member Election Period.

(c)  In the event that neither the Company nor the non-transferring Member(s) elects to purchase all of the Units proposed to be transferred,  the Selling Member may transfer any remaining Units to the transferee(s) specified in the Offer Notice on terms no more favorable to such transferee(s) than those specified in the Offer Notice during the 30-day period following the expiration of the Member Election Period.  Any Units not transferred within such 30-day period shall again be subject to this Section 13.03 in connection with any proposed transfer thereof.

(d)  Section 13.03 shall expire upon the closing of an initial public offering by the Company.

13.04  Pre-Emptive Rights.  If the Managers propose to issue or sell any additional Units pursuant to a Supermajority Managers Vote, the existing Members shall have a right of first refusal to purchase such Units.  The Company shall give each Member at least 15 days’ prior written notice of any such proposed issuance setting forth in reasonable detail the proposed terms and conditions thereof and shall offer to each Member the opportunity to purchase such additional Units at the same price, on the same terms, and at the same time as such Units are proposed to be issued by the Company.  A Member may exercise its right of first refusal by delivery of an irrevocable written notice to the Company not more than 15 days after delivery of the Company’s notice.  If more than one Member wishes to purchase the Units they will be allocated pro rata based on the number of Units then held by each subscribing Member.  This Section 13.04 shall not apply to issuances or sales or pursuant to (i) any employee compensation plan adopted by the Company or (ii) any Units or other securities issued to any third party providing financing to the Company.  Section 13.04 shall expire upon the closing of an initial public offering by the Company resulting in gross proceeds of at least $10 million.

13.05  Tag Along.  No Member or group of Members (collectively, the “Triggering Holders”) shall directly or indirectly (including by way of a transfer of capital stock or other equity securities of a holder of Units) transfer Units for value (a “Sale”) to any other Person, who is not an Affiliate (each a “Prospective Buyer”) except in the manner and on the terms set forth in this Section.

(a) A written notice (the “Tag Along Notice”) shall be furnished by the Triggering Holders to each other Member at least 20 days prior to such transfer.  The Tag Along Notice shall include:

(i)  The principal terms of the proposed Sale, including (A) the amount of Units to be sold by the Triggering Holders, (B) the percentage of the Units held by the Triggering Members which such number of Units proposed to be so purchased constitutes (the “Tag Along Percentage”), (C) the expected purchase price in respect of the Units, and (D) the name and address of the Prospective Buyer; and

(ii)  An invitation to each other Member to include in the proposed Sale to the Prospective Buyer an additional number of Units (not in any event to exceed the Tag Along Percentage of Units owned by such Member) owned by such Member, on the same terms and conditions as the Triggering Holders shall sell each of their Units.

(b)   Within 15 days after the Tag Along Notice, each Member desiring to include Units in the proposed Sale (each a “Participating Seller” and, together with the Triggering Holders, collectively, the “Tag Along Sellers”) shall send a written election (the “Tag Along Election”) to the Triggering Holders specifying the number of Units (not in any event to exceed the Tag Along Percentage of the Units held by such Participating Seller) that such Participating Seller desires to include in the proposed Sale.  An election of a Participating Seller pursuant to this Section shall be irrevocable, and such Participating Seller shall be obligated to sell in the proposed Sale on the same terms and conditions, with respect to the Units sold, as the Triggering Holders, up to such number of Units as such Participating Seller shall have specified in such Participating Seller’s Tag Along Election; provided, however, that (i) if the principal terms of the proposed Sale change such that they are materially less favorable in the aggregate to the Tag Along Sellers than those set forth in the Tag Along Notice, each Participating Seller shall be released from such obligations and (ii) if, at the end of the 120th day following the Tag Along Notice, the proposed Sale has not been completed, each Participating Seller shall be released from its obligations with respect to the proposed Sale, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be furnished, and the terms and provisions of this Section separately complied with, in order to consummate such proposed Sale.  Each Member who does not so elect to include Units in the proposed Sale shall be deemed to have waived all rights with respect to such Sale.

(c)   The Triggering Holders shall attempt to obtain the inclusion in the proposed Sale of the entire number of Units which the Tag Along Sellers desire to have included in the Sale.  In the event the Triggering Holders shall be unable to obtain the inclusion of such entire number of Units in the proposed Sale, the total number of Units to be sold in the proposed Sale shall be allocated among the Triggering Holders and the Tag Along Sellers on a pro rata basis according to the number of Units held by each.

13.06  Drag Along.  In connection with the Sale by any Class A or Class B Member or Members holding at least 50% of the outstanding Class A and Class B Units commencing 90 days after the Milestone (the “Drag-Along Holders”) to a Prospective Buyer, who is not an Affiliate, of all of their Units for gross proceeds of at least $100,000,000 in the aggregate, each holder of Units hereby agrees, if the Drag-Along Holders give the Drag Along Notice referred to in Section 13.06(a), to sell all of its Units, in the manner and on the terms set forth in this Section.

(a)   If the Drag-Along Holders elect to exercise their rights under this Section, a written notice (the “Drag Along Notice”) shall be furnished by the Drag-Along Holders to the other Members not later than 10 days prior to the consummation of the proposed Sale.  The Drag Along Notice shall set forth the principal terms of the proposed Sale, including (i) the manner in which such Units are to be Sold, (ii) the consideration to be received in the proposed Sale and (iii) the name and address of the Prospective Buyer.

(b)   If the Sale described in the Drag Along Notice is completed, each holder of Units shall be obligated to sell in the proposed Sale all of its Units on the same terms and conditions.  If at the end of the 120th day following the Drag Along Notice, the proposed Sale has not been completed (other than as a result of any holder failing to comply with this Section or Section 13.06), each Participating Seller shall be released from its obligation under the Drag Along Notice, and it shall be necessary for a separate Drag Along Notice to be furnished and the terms and provisions of this Section separately complied with in order to consummate such proposed Sale.

13.07  Miscellaneous Provisions Relating to Sales under Section 13.05 and Section 13.06.  The following provisions shall be applied to any Sale to which Section 13.05 or 13.06 applies:

(a)   In the event the consideration to be paid in a proposed Sale pursuant to Section 13.05 or 13.06 includes any securities, and the receipt thereof by a Participating Seller: (i) would require under applicable law the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) would require under applicable law the provision of any information other than such information as would be required under Regulation D under the Securities Act of 1933, as amended, in an offering made solely to Accredited Investors (as defined in Regulation D), then the Triggering Holders or the Drag-Along Holders may cause to be paid to such Participating Seller in lieu thereof, against surrender of the Units that would have otherwise been Sold by such Participating Seller to the Prospective Buyer in the Sale, an amount in cash equal to the fair market value of such Units as of the date of the issuance of securities in exchange for Units.

(b)   Each Participating Seller shall make commercially reasonable efforts to take or cause to be taken all such actions as may be necessary or reasonably desirable in order expeditiously to consummate each Sale pursuant to Section 13.05 or 13.06 and any related transactions, including without limitation: executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; in the case of a Prospective Seller that is not an Accredited Investor, being represented during the course of such transaction by a “purchaser representative” (as defined in Regulation D) in connection with evaluating the merits and risks of the prospective investment and acknowledging that he was so represented; and otherwise cooperating with the Triggering Holders and the Prospective Buyer.

(c) Closing.  The closing of a Sale pursuant to Section 13.05 or 13.06 shall take place at such time and place as the Triggering Holders or the Drag-Along Holders shall specify by reasonable notice to each Seller.  At the closing of any Sale under Section 13.05 or 13.06, each Participating Seller shall deliver such documents as the Triggering Holders or the Drag-Along Holders may reasonably request to transfer the Units to be Sold by such Participating Seller, against delivery of the applicable consideration.  The Participating Sellers in a Sale shall receive the applicable consideration for the Units sold or otherwise disposed of by the Participating Sellers pursuant to the Sale (after deduction of the proportionate share of (i) the expenses associated with such sale that are paid by the Company in connection with such Sale, (ii) amounts paid into escrow or held back, in the reasonable determination of the Triggering Holders or the Drag-Along Holders, for indemnification or post-closing expenses and (iii) amounts subject to post-closing purchase price adjustments) concurrently with the receipt of such consideration by the Triggering Holders.  It is understood and agreed that no holder of Units shall have any liability to any other holder of Units arising from, relating to or in connection with any proposed Sale which is the subject of a Tag Along Notice or Drag Along Notice whether or not such proposed Sale is consummated (except to the extent such holder shall have failed to comply with the provisions of this Article XIII).

(d)   Sections 13.05 and 13.06 shall expire upon the closing of an initial public offering by the Company resulting in gross proceeds of at least $10 million.

ARTICLE XIV
ADMISSION OF ADDITIONAL MEMBERS

14.01  In General.

(a)  Employees may receive Class C Units with the consent of the Managers.

(b)  So long as Prospect Global is making timely and complete capital contributions as provided in Sections 5.01(b), 5.02 & 5.03, no other new Member may be admitted to the Company without a Supermajority Managers Vote and the consent of Prospect Global, subject to Article XIII.  If Prospect Global does pay the balance of the Initial Capital Contribution by March 1, 2011, Second Cash Contribution by May 1, 2011 and the Third Cash Contribution in full by the 90th day following the Company's reaching the Milestone, thereafter any Person may become an additional Member by the sale of new Units or as a transferee of Units with a Supermajority Managers Vote, subject to Article XIII.  If Prospect Global does not pay the balance of the Initial Capital Contribution by March 1, 2011, the Second Cash Contribution by May 1, 2011 or the Third Cash Contribution in full by the 90th day following the Company’s reaching the Milestone, thereafter any Person acceptable to the Managers may become an additional Member with the consent of the Managers by the sale of new Units or as a transferee of Units, subject to Article XIII.

14.02  Amendment.   If any additional Members are admitted to the Company pursuant to this Article XIV, the Members agree to amend this Agreement such that Exhibit A reflects the admission of such Member(s), the amount of cash contributed by such Member(s), and the Units received by such Member(s).

ARTICLE XV
DISSOLUTION AND TERMINATION

15.01  Dissolution.

(a)  The Company shall be dissolved upon the first to occur of the following events (each, a “Dissolution Event”):

(i)  the written agreement of Members owning at least 80% of the Class A and Class B Units in the aggregate;

(ii)  Voluntary or involuntary liquidation by judicial dissolution;

(iii)  the sale of substantially all of the Company’s assets to an unaffiliated third party, or the merger or consolidation of the Company with another entity owned or controlled by an unaffiliated third party acquiror;

(iv)  the Bankruptcy of the Company; or

(v)  the Bankruptcy of a Member (a “Withdrawal Event”), unless the business of the Company is continued by the consent of all of the remaining Members within 90 days after the termination.

(b)  The proceeds of any liquidation of the Company pursuant to a Dissolution Event shall be distributed in the following order of priority (to the extent that such order of priority is consistent with the laws of the State of Delaware):

(i)  First, to the payment of the debts and liabilities of the Company and the expenses of dissolution and liquidation;

(ii)  Second, to the establishment of any reserves which the Managers shall deem reasonably necessary for payment of such other debts and liabilities of the Company (contingent or otherwise), such reserves to be held in escrow by a bank or trust company selected by the Managers and to be disbursed as directed by the Managers in payment of any of the specified debts and liabilities or, at the expiration of such period as the Managers may deem advisable, to be distributed in the manner hereinafter provided; and

(iii)  Third, the proceeds shall be distributed to the Members in the following order of priority:

(A)  First, to the Members owning Class A Units, pro-rata, in proportion to their respective balances of Undistributed Capital Contributions, until there has been distributed to each Class A Member under this Section 15.01(b)(iii)(A) an amount equal to such Class A Member’s Undistributed Capital Contributions;

(B)  Second, to the Members owning Class B Units, pro-rata, in proportion to their respective balances of Undistributed Capital Contributions, until there has been distributed to each Class B Member under this Section 15.01(b)(iii)(B) an amount equal to such Class B Member’s Undistributed Capital Contributions;

(C)  Third, to the Members owning Class C Units, pro-rata, in proportion to their respective balances of Undistributed Capital Contributions, until there has been distributed to each Class C Member under this Section 15.01(b)(iii)(C) an amount equal to such Class C Member’s Undistributed Capital Contributions; and

(D)  Thereafter, to the Members, pro rata, based on the number of Units owned and, in the case of Prospect Global, for which a Capital Contribution has been made.

(c)  If any assets are distributed in kind, they shall be distributed on the basis of the fair market value thereof at the time of such distribution determined on a Supermajority Managers Vote, and shall be deemed to have been sold at fair market value for purposes of the allocations under Section 6.02.

(d)  As soon as possible following the occurrence of any of the events specified in this Section effecting the dissolution of the Company, the appropriate representative of the Company shall execute a statement of intent to dissolve in such form as shall be prescribed by the Delaware Secretary of State and file duplicate originals of the same with the Delaware Secretary of State’s office.

15.02  Effect of Filing of Dissolving Statement.  Upon the filing with the Delaware Secretary of State of a statement of intent to dissolve, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until articles of dissolution have been filed with the Delaware Secretary of State or until a decree dissolving the Company have been entered by a court of competent jurisdiction.

15.03  Articles of Dissolution.  When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefore and all of the remaining Property and assets have been distributed to the Members, articles of dissolution shall be executed in duplicate and verified by the Person signing the articles, which articles shall set forth the information required by the Act.

15.04  Filing of Articles of Dissolution.

(a)  Duplicate originals of such articles of dissolution shall be delivered to the Delaware Secretary of State.

(b)  Upon the filing of the articles of dissolution, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Delaware Act.  The Managers shall thereafter be trustees for the Members and creditors of the Company Property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

15.05  Winding Up.  Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution.  If the Company Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of each Member, such Member shall have no recourse against any other Member.  The winding up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Managers, who are hereby authorized to take all actions necessary to accomplish such distribution, including without limitation, selling any Company assets the Managers deems necessary or appropriate to sell.

15.06  Deemed Liquidation.  If no Dissolution Event has occurred, but the Company is deemed liquidated for federal income tax purposes within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g), the Company shall not be wound up and dissolved but pursuant to Regulation Section 1.708-1(b)(iv), its assets and liabilities shall be deemed to have been contributed to a new limited liability company in exchange for an interest in the new limited liability company and, immediately thereafter, the Company shall be deemed to liquidate by distributing interests in the new limited liability company to the purchasing and remaining Members in proportion to their respective interests in the Company followed by a continuation of the business by the new limited liability company.

15.07  Notice of Dissolution.  Within 30 days of the happening of a Dissolution Event, the Managers shall give written notice thereof to each of the Members and shall provide such other notices as required by statute.

ARTICLE XVI
MISCELLANEOUS PROVISIONS

16.01  Notices.  Any notice or communication required or permitted to be given be any provisions of this Agreement, including but not limited to any consents, shall be in writing and shall be deemed to have been given and received by the Member to whom directed,  addressed to the Member to which directed at the address of such Member as it appears in Exhibit A or such other address of which such Member has notified the Company and all of its Members (1) when delivered personally to such Member or to an officer or partner of the Member to which directed, or (2) when transmitted by facsimile, with written receipt confirmation, or (3) the next business day after being deposited with overnight courier, return receipt requested, delivery charges prepaid, or (4) when e-mailed to the internet address of the Member (both internet addresses if two are supplied in Exhibit A).

16.02  Application of Delaware Law.  This Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Delaware Act.

16.03  Consent to Jurisdiction; Venue; Attorneys’ Fees. Each of the Members hereby (a) consents to the exclusive jurisdiction of the Federal and state Courts of the State of Arizona within Maricopa County in any and all actions between or among any of the parties, whether arising hereunder or otherwise, (b) waives any objection to such venue, and (c) consents to service of process by first-class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notices.  In the event of any legal action to enforce any part of this Agreement, the prevailing party shall be entitled to recover reasonable legal fees,  costs and expenses.

16.04  Waiver of Action for Partition.  Each Member irrevocable waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the Property of the Company.

16.05  Amendments.  Any amendment to this Agreement must be in writing signed by Members holding more than 50% of an aggregate of the Class A and Class B Units.

16.06  Construction.  Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa.

16.07  Headings.  The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent of intent of this Agreement or any provision hereof.

16.08  Waivers.  The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

16.09  Rights and Remedies Cumulative.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

16.10  Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

16.11  Heirs, Successors and Assigns.  Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

16.12  Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforceable by and creditors of the Company.

16.13  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

16.14  Further Assurances.  The members and the Company agree that they and each of them will take whatever action or actions as are deemed by counsel to the Company to be reasonably necessary or desirable from time to time to effectuate the provisions or intent of this Agreement, and to that end, the Members and the Company agree that they will execute, acknowledge, seal, and deliver any further instruments or documents which may be necessary to give force and effect to this Agreement or any of the provisions hereof, or to carry out the intent of this Agreement or any of the provisions hereof.

16.15  Entire Agreement.  This Agreement and each of the exhibits attached hereto set forth all (and are intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties, and representations among the parties hereto with respect to the Company; and there are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, expressed or implied, among them other than as set forth herein; provided, however, concurrently herewith Karlsson and Prospect Global have concurrently executed other documents addressing certain matters which are part of the consideration of this Agreement as amended, and which are identified in Exhibit E attached hereto.

IN WITNESS WHEREOF, the undersigned hereby have executed this Agreement as of the Effective Date.

THE KARLSSON GROUP, INC

By:	/s/ Michael Stone
Michael Stone
Chief Financial Officer

PROSPECT GLOBAL RESOURCES INC.

By:	/s/ Patrick Avery
Patrick Avery
Chief Executive Officer

EXHIBIT A

CAPITAL CONTRIBUTIONS

Member	Address	Capital Contribution	Class A Units	Class B Units	Class C Units
Prospect Global Resources, Inc.	600 17th Street Suite 2800-South Denver CO 80202 Fax: 720-294-0402 Email:	$492,112 (1st Installment)	492,112	-----------	---------
The Karlsson Group, Inc.	18 Ozone Avenue Venice CA 90291 Fax: 310-399-8788	$11,000,000	----------	11,000,000
	Totals	$11,492,112	492,112	11,000,000	0

EXHIBIT B

NOTE: PRIVATE MINERAL RIGHTS DO NOT INCLUDE PETRIFIED WOOD, ARTIFACTS AND FOSSILS IN ANY AND ALL PRIVATE MINERAL SECTIONS DESCRIBED HEREIN.

1.           Karlsson’s fee interest in certain real property described below.

2.           Karlsson’s leasehold interest in and to that certain Surface Rights Lease effective September 20, 2010 and superseded on October 26, 2010 by and between SK Land Holdings, LLC, a Nevada limited liability company, and Karlsson.

3.           Karlsson’s interest in any and all Arizona State Land Department Mineral Exploration Permits whether currently issued to, pending issuance to, or to be issued to Borrower in the future (the "Permits"), and including any and all subsequent renewals or leases issued in connection with the Permits; and including but not limited to the following Permits:

08-113470 08-113908 08-113909 08-113910 08-114001 08-114002 08-114003 08-114004 08-114005 08-114006 08-114007 08-114008 08-114009 08-114010	08-114077 08-114078 08-114086 08-114265 08-114274 08-114275 08-114325 08-114502 08-114503 08-115057 08-115058 08-115059 08-115060 08-115061

4.           Karlsson interest in and to that certain Option Agreement dated May 3, 2010 between Borrower and Lore Stone granting a three-year option to Borrower to acquire all right, title and interest of Lore Stone in and to the following Mineral Exploration Permits for potash in Apache County, Arizona:

08-114119 08-114124 08-114127 08-114128 08-114129 08-114130 08-114132

5.           Karlsson interest in and to that certain Option Agreement dated May 24, 2010 between Borrower and Sandy Miller granting a three-year option to Borrower to acquire all right, title and interest of Sandy Miller in and to the following Mineral Exploration Permits for potash in Apache County, Arizona:  08-114155 and 08-114164.

6.           Karlsson interest in and to that certain Option Agreement dated May 21, 2010 between Borrower and Cheryll Austin granting a two-year option to Borrower to acquire all right, title and interest of Cheryll Austin in and to the following Mineral Exploration Permits for potash in Apache County, Arizona:  08-114188.

7.           Karlsson interest in and to all right, title and interest to  the following Mineral Exploration Permits for potash in Apache County, Arizona currently owned by Roger Smith and signed over to Karlsson, but which change in ownership has not yet been submitted to ASLD:  08-114208, 08-114198, 08-114199, 08-114206.

PARCEL NO. 1

ALL OIL, GAS AND MINERALS RIGHTS LOCATED IN SECTIONS 27, 29, 31, 33 AND 35, TOWNSHIP 17 NORTH, RANGE 25 EAST OF THE GILA AND SALT RIVER BASE AND MERIDIAN, APACHE COUNTY, ARIZONA DESCRIBED AS FOLLOWS;

AN UNDIVIDED 2/3 INTEREST IN AND TO ALL OF THE OIL, GAS AND MINERAL RIGHTS, AS GRANTED TO THEO SPURLOCK AND W. H. SPURLOCK, BY ASSIGNMENT RECORDED IN BOOK 6 OF MISCELLANEOUS RECORDS, PAGES 189-190, RECORDS OF APACHE COUNTY, ARIZONA; AND

BALANCE OF OIL, GAS AND MINERAL RIGHTS NOT HERETOFORE RESERVED AS RESERVED BY ARZA L. GREER AND ANNE S. GREER, HIS WIFE, IN DEEDS TO PHOENIX TITLE AND TRUST COMPANY, AS TRUSTEE, RECORDED NOVEMBER 2, 1959 IN BOOK 34 OF OFFICIAL RECORDS, PAGES 525-527 (AFFECTS SECTIONS 27, 29, 31 AND 33) AND RECORDED NOVEMBER 20, 1959 IN BOOK 35 OF OFFICIAL RECORDS, PAGE 106.  (AFFECTS SECTION 35), RECORDS OP APACHE COUNTY, ARIZONA AND THEREAFTER MINERAL RIGHTS WERE CONVEYED IN DOCKET 437, PAGE 408,411 AND 413.

PARCEL NO. 2

ALL MINERALS NOT PREVIOUSLY CONVEYED OR RESERVED INCLUDING BUT NOT LIMITED TO COAL, URANIUM, THORIUM OR ANY OTHER MATERIAL WHICH ARE OR MAY BE DETERMINED TO BE PECULIARLY ESSENTIAL TO THE PRODUCTION OF FISSIONAL MATERIALS, WHETHER OR NOT OF COMMERCIAL VALUE, LOCATED IN SECTIONS 30 AND 34, TOWNSHIP 17 NORTH, RANGE 25 EAST OF THE GILA AND SALT RIVER BASE AND MERIDIAN, APACHE COUNTY, ARIZONA AS SET FORTH IN DOCKET 68, PAGE 144.

EXCEPTING AND RESERVING UNTO THE UNITED STATES ALL OF THE OIL AND GAS IN SAID LANDS, TOGETHER WITH THE RIGHT TO PROSPECT FOR, MINE AND REMOVE THE SAME PURSUANT TO THE PROVISIONS AND LIMITATIONS OF THE ACT OF JULY 17, 1914 (38 STAT. 509), AS SET FORTH IN THE PATENT TO SAID LAND, RECORDED AS DOCKET 29, PAGE 9 AND AS DOCKET 29, PAGE 11.

PARCEL NO. 3

ALL MINERAL AND MINERAL RIGHTS IN, ON OR UNDER SAID LAND INCLUDING BUT NOT LIMITED TO COAL, URANIUM, THORIUM, HELIUM OR ANY OTHER MATERIALS WHICH ARE OR MAY BE DETERMINED TO BE ESSENTIAL IN THE PRODUCTION OF FISSIONABLE MATERIALS LOCATED IN SECTION 25, TOWNSHIP 17 NORTH, RANGE 25 EAST OF THE GILA AND SALT RIVER BASE AND MERIDIAN, APACHE COUNTY, ARIZONA, AS RESERVED IN DOCKET 143, PAGE 510 AND THEREAFTER MINERAL RIGHTS WERE CONVEYED IN DOCKET 437, PAGES 408, 411 AND 413.

EXCEPT ALL THE OIL, GAS IN SAID LAND AS RESERVED BY THE UNITED STATES IN THE RECORDED PATENT TO SAID LAND.

A. PRIVATE MINERAL RIGHTS DO NOT INCLUDE PETRIFIED WOOD, ARTIFACTS AND FOSSILS IN ANY AND ALL PRIVATE MINERAL SECTIONS DESCRIBED IN THIS EXHIBIT

B.  ALSO, THE PRIVATE MINERAL ESTATE INCLUDED IN THIS EXHIBIT THAT WAS PURCHASED FROM THE GREER FAMILY MUST BE PUT THROUGH PROBATE IN ORDER TO HAVE CLEAR TITLE ON THIS PORTION OF THE MINERAL ESTATE.

EXHIBIT C

Initial Budget

Prospect Global Resources
2011 AWP Operating Budget	Exhibit C
Decfember 2010
	Jan-11	Feb-11	Mar-11	Apr-11	May-11	Jun-11	Jul-11	Aug-11	Sep-11	Oct-11	Nov-11	Dec-11	Total
Phase 1 exploration expense													600,000
Seismic data acquisitiom - AWP	150,000	300,000	150,000										180,000
Seismic data acquisitiom - Off Site	50,000	100,000	30,000										990,000
Drilling - AWP (11 holes, $90k/ea)		100,000	600,000	290,000									450,000
Drilling - Off Site (5 holes, $90k/ea)			180,000	180,000	90,000								30,000
Due diligence, legal	5,000	5,000	5,000	5,000	5,000	5,000							120,000
Geology analysis/professional mining resource firm	10,000	10,000	10,000	10,000	40,000	40,000							60,000
Obtain land, surface and mineral rights				10,000	20,000	30,000							120,000
Environnmental, permitting, water rights					60,000	60,000							90,000
Other					45,000	45,000

Total Phase 1	215,000	515,000	975,000	495,000	260,000	180,000	-	-	-	-	-	-	2,640,000

Phase 2
Mine plan and geologic modeling							50,000	150,000	150,000	150,000	150,000	150,000	800,000
Permitting: environmental, land, water, commerical							100,000	100,000	125,000	125,000	125,000	125,000	700,000
Surface, infrastructure, and subsurface design							100,000	100,000	125,000	125,000	125,000	125,000	700,000
Feasibility study											25,000	25,000	50,000
Market analysis -"Go/No Go"							-	-	-	-	-	-	-

	-	-	-	-	-	-	250,000	350,000	400,000	400,000	425,000	425,000	2,250,000

Total	215,000	515,000	975,000	495,000	260,000	180,000	250,000	350,000	400,000	400,000	425,000	425,000	4,890,000

EXHIBIT D

American West Potash

Budget and Limits of Authority

Company Budget

-	Management will develop an annual Operating Budget for years commencing January 1, 2012
-	This will include planned and project expenses. This will include, but not be limited to:
o	Consulting
o	Services: seismic, drilling, geology, etc.
o	Legal
o	Other professional services (environmental, permitting, financial, land, audit, other)
o	Admin: payroll, benefits, taxes, office, telecom, etc.
-	This must be approved by the Managers
-	Prospect Global will bill the Company monthly for the following direct and indirect expenses:
o	Professionals other than Prospect Global employees at their billed rate with no markup.
o
100% of travel, legal, consulting and expenses directly related to the Company.  A charge equal to 3% of each month's billing will be added to cover communications, postage, copying, document management, phones, services, etc.

-	This will also be budgeted and at the end of each year, the Company will increase or decrease the budgeted amounts as appropriate for the following year.
-
No charges for Prospect Global employees or office rent will be charged to the Company.  Management Services provided by Prospect Global employees to include, but not be limited to, a chief executive officer and a chief financial officer.

Limits of Authority

Description	Amount
Deviation from budgeted items for: seismic data acquisition: drilling, geological analysis/professional mining resources firm; environmental permitting and water rights; environmental, permitting, water rights; mine plan and geologic modeling; permitting, environmental, land, water, commercial; surface, infrastructure and subsurface design; feasibility study; and market analysis	$250,000
Deviation from budgeted items for: due diligence and legal; geological analysis/professional mining resource firm; management fee	$75,000
Unbudgeted items	$50,000
Deviation from budgeted items for: obtaining land, surface and mineral rights	$50,000

A Supermajority Managers Vote is required for the following until the Third Cash Contribution has been made and thereafter approval by the Managers:

-	Changes to the 2011 Operating Budget beyond the Limits of Authority set forth herein
-	Any Company direct employee hiring
-	Any land, water rights, leases, physical assets, contracts efforts and long term obligations of more than $50,000
-	Any sale, trade or transfer of physical assets over $25,000

This Budget and Limits of Authority can be modified by the Managers.

EXHIBIT E

Other Documents

1.    32 Applications for Assignment of Lease, Permit or Right of Way and Assumption of Interests signed by the respective Assignors;

2.    Assignment and Assumption of Option Agreements (With Estoppel);

3.    Assignment of Lease and Consent to Assignment of Lease (Surface Rights Lease [Petrified Forest Ranch, SK Land Holdings, LLC and The Karlsson Group, Inc., an Arizona corporation];

4.    Estoppel Certificate and Consent to Assignment of Surface Rights Lease;

5.    Estoppel Certificate Re: Amended Assignment of Rights to Petrified Wood & Artifacts;

6.    Estoppel Certificate Re: Amended Assignment of Rights to Petrified Wood & Artifacts (Section 25);

7.    Estoppel Certificate re Surface Rights Lease (Petrified Forest Ranch, SK Land Holdings, LLC and Arizona Rainbow Wood, LLC];

8.    Subordination, Non-disturbance and Attornment Agreement ("SNDA") from Michael Stone regarding that certain Deed of Trust dated October 13, 2010 in the original principal amount of $646,313 from SK Land Holdings, LLC for the benefit of Michael Stone;

9.    General Warranty Deed (Mineral Interests) and Affidavit of Value;

10.   Estoppel Certificate Re:  Non-Probated Mineral Rights for Spurlock Heirs;

11.   Agreement for Repayment (re Bridge Loan).

12.   Side Letter re: budgeted expenses and legal fees to be paid by Prospect Global;

13.   Beneficiary's Deed of Full Release and Full Reconveyance(Leasehold Deed of Trust);

14.   Beneficiary's Deed of Full Release and Full Reconveyance (Mineral Interest Deed of Trust)

15.   UCC Termination; and

16.   Post-Closing Agreement.